UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

On September 4, 2012, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the "Company") issued a press release announcing that it purchased from NFR Energy LLC ("NFR Energy") operating and non-operating natural gas production interests located in the Bear Paw Basin in north-central Montana. The purchase also includes NFR Energy's 75% interest in the Lodge Creek and Willow Creek Gas Gathering Systems. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

The purchase includes approximately 600 producing wells and two connected gathering systems with more than 400 miles of pipelines in Blaine, Chouteau, Fergus and Hill Counties. The amount of net proven developed producing reserves purchased is estimated to be 13.4 billion cubic feet. Net production attributable to the assets purchased will be approximately 1.6 billion cubic feet in 2012, or about 8% of the Company's current annual natural gas requirements in Montana.

The purchase price was $19.5 million (subject to customary post closing adjustments). The Company funded the transaction with a portion of the proceeds from its previously reported first mortgage bond issuance in August and with internally generated cash flows. The intent is to capitalize the asset on a long term basis with approximately 50% debt and 50% equity.

Item 9.01        Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated September 4, 2012

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: September 4, 2012

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated September 4, 2012

* filed herewith